Exhibit 99.2

Summary of Frances Powell Hawes Employment Agreement

The Company’s employment agreement with Ms. Hawes provides for an annual salary of $176,820 and an annual performance-based cash bonus target of $82,500 based on achievement of individual and Company performance goals, other than for the balance of 2011 which will not require performance goals for receipt of the pro-rated bonus. Ms Hawes also would receive a $20,000 retention bonus at the anniversary of each year of continued employment.

Ms. Hawes will also receive an annual equity bonus of 4,000 restricted stock units subject to continued employment and a target of 16,000 restricted stock units based on achievement of annual individual and Company performance goals. Ms. Hawes is also entitled to receive up to 40,000 restricted stock units upon the Company’s attainment of certain financial and strategic achievements. All vested restricted stock units convert into common stock on a one-to-one basis in four equal annual installments from the original grant date, subject to a continuing employment requirement. Annual cash and equity bonus targets may result in payments above or below the targeted level and individual performance goals may require a subjective evaluation and judgment with respect to achievement of these goals.

Although Ms. Hawes employment is “at will” with no established term, she will be entitled to severance payments under certain circumstances.

Ms. Hawes will also be eligible to participate in the Company’s benefit programs available to its senior executives.